Exhibit 5.2

April 19, 2018

Board of Directors

Dollar Tree, Inc.

500 Volvo Parkway

Chesapeake, VA 23320

Re:	$750,000,000 Floating Rate Notes due 2020
$1,000,000,000 3.700% Senior Notes due 2023
$1,000,000,000 4.000% Senior Notes due 2025
$1,250,000,000 4.200% Senior Notes due 2028

Ladies and Gentlemen:

We have acted as special counsel to Dollar Tree, Inc., a Virginia corporation (the “Company”) and are delivering this opinion letter in connection with the offer and sale by the Company of $750,000,000 aggregate principal amount of Floating Rate Notes due 2020, $1,000,000,000 aggregate principal amount of 3.700% Senior Notes due 2023, $1,000,000,000 aggregate principal amount of 4.000% Senior Notes due 2025 and $1,250,000,000 aggregate principal amount of 4.200% Senior Notes due 2028 (collectively, the “Notes”) to be issued under an indenture, dated April 2, 2018 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and a supplemental indenture, dated as of the date hereof, by and among the Company and the Trustee, setting forth the terms of the Notes (together with the Base Indenture, the “Indenture”) and pursuant to a Registration Statement on Form S-3 (Registration No. 333-224071) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In our capacity as your counsel in the connection referred to above and as a basis for the opinions herein expressed, we have examined (i) the articles of incorporation of the Company, as amended, (ii) the bylaws of the Company, as amended, (iii) the Registration Statement, (iv) the Indenture, (v) a Certificate of Good Standing issued by the Virginia State Corporation Commission dated April 19, 2018, (vi) certificates of public officials and of representatives of the Company, and (vii) such other corporate proceedings, records, and documents as we have considered necessary for the purposes of this opinion letter.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons who have executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that statements regarding matters of fact in certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

We also have assumed that (i) the Registration Statement and any supplements or amendments thereto (including post-effective amendments) will remain effective at the time the

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Notes are offered or issued as contemplated by the Registration Statement, (ii) the Indenture will have been duly authorized, executed and delivered by the Trustee and will constitute the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms, (iii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iv) the Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement, dated April 5, 2018, among the Company and the underwriters named therein, upon payment of the consideration therefor provided for therein.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we give you our opinions as of the date hereof, as follows:

1.              The Company is validly existing as a corporation and in good standing under the laws of the Commonwealth of Virginia.

2.              The Company has the requisite corporate power and authority to execute and deliver the Notes.

3.              The Company has taken all corporate action necessary to authorize the execution, delivery and performance of the Notes.

The opinions expressed in paragraph 1 of this opinion letter are given solely on the basis of the Certificate of Good Standing issued by the Virginia State Corporation Commission dated April 19, 2018, and speaks only as of the date indicated thereon rather than the date hereof.

The opinions expressed herein are limited in all respects to the application of the laws of the Commonwealth of Virginia and applicable federal laws of the United States of America, in each case as in effect on the date hereof.  Our opinions are expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinions to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring.  Our opinions are limited to the matters expressly stated herein; no further opinion is implied or may be inferred beyond such matters.

We hereby consent to the reliance by Wachtell, Lipton, Rosen & Katz on the opinions expressed herein.  We also consent to the filing of this opinion letter as an exhibit to the Company’s Form 8-K dated as of the date hereof and to the reference to our firm under the caption “Validity of the Notes” in the prospectus that forms a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ WILLIAMS MULLEN